Debt Transfer Agreement

THIS DEBT TRANSFER AGREEMENT (“Agreement”) is entered into as of this 28th day of June 2021 by and between:

WISeKey International Holding AG, a limited liability company duly organized and existing under the laws of Switzerland, with its registered address at General-Guisan-Strasse 6, CH-6300 Zug, Switzerland as lender (“Lender”);, and

WISeKey Semiconductors (formerly known as Vault-IC France), a French société par actions simplifiée à associé unique with its principal place of business located at rue de la Carrière de Bachasson, Arteparc Bachasson - Bâtiment A, 13590 Meyreuil, France (“Borrower”)

WISeKey SA, a limited liability company duly organized and existing under the laws of Switzerland, with its registered address at World Trade Center II, Route de Pré-Bois, 29, P.O. Box 853, 1215 Geneva 15, Switzerland (“Creditor”)

WITNESSETH:

WHEREAS, the Borrower currently owes a balance of USD 1,463,663.89 to the Creditor relating to management fees for services provided by the Borrower during the past two years of operations.

The Creditor’s financial position is such that it is requires immediate payment of these invoices by the Borrower, the most recent of which is now 5 months overdue for payment.

The Borrower’s financial position means that paying these invoices, classified as intercompany payments, in priority to its third-party obligations would not be acceptable under the rules applicable to the Borrower.

The Lender is the ultimate parent undertaking of both entities and the Borrower has requested the Lender to extend to the Borrower a loan in the principal amount of USD 1,463,663.89 (“Principal Amount”), and the Borrower has requested that the Lender pay these funds directly to the Creditor by way of settlement of the outstanding intercompany invoices. The Lender has agreed to extend to the Borrower the loan so requested by the Borrower and to transfer the funds directly to the Creditor.

NOW, THEREFORE, it is hereby agreed as follows:

1.	Loan

1.1	Subject to the approval of the foreign exchange authorities on the loan specified hereunder, the Lender shall extend to the Borrower the Principal Amount on 29th day of June 2021, or such other later date as agreed by the Lender and the Borrower (“Drawdown Date”).

1.2	In this Agreement, “Loan” shall mean the outstanding balance from time to time of the loan provided to the Borrower by the Lender.

1.3	The Lender shall transfer the Principal Amount directly to the Creditor on behalf of the Borrower on the Drawdown Date

2.	Interest, Default Interest and Costs

2.1	Interest shall accrue on the Loan at the rate of three percent (3%) per annum (“Interest Rate”).

2.2	Interest on the Loan at the Interest Rate shall be payable on the Repayment Date (as defined below).

3.	Repayment

3.1	The repayment of the Loan shall be made on or around 31 December 2022 or at such other date as agreed between the Borrower and the Lender (the “Repayment Date”)

4.	Term of the Agreement

4.1	The term of this Agreement shall commence on the date first set forth above and shall be effective until payment in full of all principal, interest and other sums payable by the Borrower hereunder.

5.	Amendment

5.1	No amendment, alterations or modifications hereto shall be effective unless made in writing and executed by both parties.

6.	Entire Agreement

6.1	This Agreement states the entire understanding of the parties with respect to its subject matter and supersedes all previous representations, understandings or agreements, whether oral or written, by or between the parties with respect to the subject matter hereof.

7.	Governing Law and Jurisdiction

7.1	This Agreement shall be governed by and construed in accordance with the laws of Switzerland. The parties irrevocably agree that the Courts of Geneva shall have jurisdiction in relation to any dispute or controversy arising out of or in respect of this Agreement.

8.	Notices

8.1	All written notices, requests, demands, and other communications under this Agreement or in connection herewith shall be in the English language and be deemed to be properly served if sent by registered mail or by facsimile transmission (with confirmed transmission receipt) or by delivery by hand to them at their respective addresses set forth above

Any notices sent by registered mail shall be deemed to have been given five days after dispatch. Any notices given by facsimile transmission as aforesaid shall be deemed to have been given upon dispatch. Any notices delivered by hand delivery shall be deemed to have been given on the date such delivery is made. Either party may change the address at any time by written notice to the other party.

9.	Remedies and Waivers

9.1	No failure to exercise, nor any delay in exercising, on the part of either the Lender or the Borrower, any right or remedy under this agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.	Counterparts and Language

10.1	This Agreement is written in English and executed in two counterparts, each of which shall be deemed an original. In case of conflict, the English text of this Agreement shall prevail over any translation thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

WISeKey International Holding AG

By: /s/ Carlos Moreira

Name: Carlos Moreira

Title: CEO

WISeKey International Holding AG

By: /s/ Peter Ward

Name: Peter Ward

Title: CFO

WISeKey Semiconductors

By: /s/ Peter Ward

Name: Peter Ward

Title: President

WISeKey SA

By: /s/ Carlos Moreira	/s/ Peter Ward
Name: Carlos Moreira	Peter Ward
Title: CEO	CFO